EXHIBIT 10.1

THIS PROMISE TO ENTER INTO A PURCHASE AND SALE AGREEMENT (the “Contract”) is entered into by and between Todenko México S. A. de C.V. represented herein by Mr. Hironobu Yagawa in his capacity as general attorney in fact (hereinafter referred to as the “Future Seller”), and Key Tronic Juarez S.A. de C.V represented herein by its General Director, Mr. Efren Pérez (hereinafter referred to as the “Future Buyer”), pursuant to the following Recitals and Clauses:

RECITALS

I.	The Future Seller through its legal representative, hereby declares that:

A.	It is the fee simple and unrestricted owner of the Property (as such term is hereinafter defined), located at the south east corner of the intersection between Tomas Becket street and Mayas street in the Fernandez Industrial Park, in Ciudad Juarez, Chihuahua, which location, metes and bounds are attached to this Contract and made a part hereof as Exhibit “A”.

B.	The Property was acquired through the execution of public deed No. 30,763 dated October 28, 2002 issued by Mr. Ruben Aguirre Duarte, Notary Public number 16 acting as associate under the protocol of Mr. Alejandro Victor Gonzalez Bernal Notary Public number 19 in and for Ciudad Juarez, Chihuahua. Such public instrument was recorded with the Public Registry of Property of Ciudad Juarez, Chihuahua, under numbers 41 and 42, page 41 and 42, Book 3,296 which is attached to this contract and made a part hereof as Exhibit “B”.

C.	Its principal and he have the necessary authority to execute this Contract, same which have not been limited or revoked in any way, as evidenced in the document that is attached hereto and made a part hereof as Exhibit “A”.

D.	That except for certain lease agreement entered into by and between Future Seller as landlord and the company Productos de Consumo Electrónico Philips, S.A. de C.V. (hereinafter “Philips”) as tenant (the “Lease”) attached hereto as Exhibit “C”, the Property is free from all tenancies, easements or other occupancies.

E.	That by virtue of this Contract, its principal wishes and promises to convey title over the Property in favor of the Future Buyer subject to the terms and conditions hereinafter mentioned.

II.	The Future Buyer states that:

A.	It is a company incorporated pursuant to the laws of the Mexican Republic, as evidenced through public deed number 3,847 executed on September 19, 1983 before Mr. Aureliano González Baz, Notary Public number 1, for the Bravos District, in Ciudad Juárez, Chihuahua. Such public deed was registered in the Public Registry of Property and Commerce under number 131, page 57, Book 256. A copy of this public deed is attached to this Contract and made part hereof as Exhibit “D”.

B.	It wishes and promises to acquire title over the Property on an “as is” basis, subject to the conditions herein contained.

C.	Its principal and he have the necessary authority to execute this Contract, same which has not been limited nor revoked in any way, as evidenced in the document that is attached hereto and made a part hereof as Exhibit “E”.

III.	Both parties state that in the execution herein, there has been no error, violence, bad faith nor duress amongst them.

HAVING STATED THE ABOVE THE PARTIES AGREE ON THE FOLLOWING:

CLAUSES

FIRST. The following definitions will apply to this Contract. Whenever the singular is used herein, when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neutral genders and vice versa:

1.	“Building” shall mean the industrial facility built on the Property, with a surface area of approximately 65535 square feet (6,181.32 square meters).

2.	“Deposit” Shall mean the amount of US$15,000.00 dollars to be delivered by the Future Buyer to the Escrow Agent at the time of the execution of this Contract. This is a non-refundable deposit and shall be kept by Future Seller as liquidated damages (pena convencional) in the event the Purchase and Sale Agreement is not consummated at Closing for causes attributable to Future Buyer, unless the Conditions Precedent described in Clause Fourth herein are not met and the parties are thereafter unable to complete the transaction contemplated herein.

3.	“Due Diligence Period ” shall mean the term of 45 calendar days, starting from the date of execution of this Contract, that the Future Buyer has to conduct its due diligence on the Property, which shall include but not be limited to environmental, legal, technical, and public utility studies of the Property.

4.	“Environmental Laws” shall mean any applicable regulation, rule, or ordinance by any authorized environmental protection authority of Mexico, whether federal, state or local, including, without limitation, the General Law of Ecological Equilibrium and Environmental Protection, its Regulations and the applicable Mexican Official Standards.

5.	“Escrow Agent” Shall mean Stewart Title Guaranty Company in Houston, Texas, as the Escrow Agent appointed by agreement of both parties.

6.	“Hazardous Materials” shall mean any hazardous or toxic substances, chemicals, wastes or other materials regulated under any applicable Environmental Laws, including without limitation, PCB contaminated electrical equipment, asbestos, petroleum products and underground tanks, or otherwise known to be harmful to persons, property or natural resources.

7.	“Land” shall mean the tract of land with a total surface area of approximately 254,094.15 square feet, (23,605.48 square meters), located at the south east corner of the intersection between Tomas Becket street and Mayas street in Ciudad Juarez, Chihuahua

8.	“Property” shall mean the Land and Building, which location, metes and bounds are attached to this Contract and made a part hereof as Exhibit “A”.

9.	“Purchase and Sale Agreement” shall mean the public deed issued by a Mexican Notary Public selected by the Future Buyer, which contains the formalization of the respective purchase and sale agreement that transfers the Property from the Future Seller to the Future Buyer, and which terms and conditions shall be consistent with this Contract.

10.	“Restrictions” shall mean any and all liens, encroachments, easements, claims, encumbrances, title defects and/or limitations of use, possession or domain of any type or nature that affect the Property, including claims of right to possession by any third parties.

11.

“Term for Closing” Shall mean the sixty (60) calendar days following the date of the execution of this Contract (or a shorter term as may agreed between the parties), broken down as follows: forty five (45) calendar days during which the Future Buyer will conduct the due diligence on the Property, plus fifteen (15) additional calendar days to effectuate the execution of the Purchase and Sale Agreement (the “Closing”), with the understanding that such additional fifteen (15) days shall only apply if Future Buyer has elected to conduct the Closing. Both parties agree that the Property will be off the market and the Future Seller will not make any attempt to sell, lease or transfer the same, or negotiate or accept any other offers for sale, lease or transfer of the Property during the Term for Closing.

SECOND. The Future Seller hereby promises and agrees to enter into the Purchase and Sale Agreement through which the Future Seller shall transfer the Property to the Future Buyer free and clear of any Restrictions and the Future Buyer promises and agrees to acquire the Property “as is”, “ad corpus” and with all its faults, through the execution of the Purchase and Sale Agreement provided that the terms and conditions identified herein have been fulfilled, complied with, or waived.

The parties hereby agree that Future Seller shall prepare and complete no later than 15 calendar days after the execution of this Contract, a list for the items described under certain document which will form part of this Contract as Exhibit “F”. This Exhibit “F” will clearly identify all fixtures, systems and improvements of the Property which are not included in this transaction. All personal property and personal belongings of the Future Seller, including its machinery, equipment and furniture which are not necessary for the proper operation of the Building, and/or the Property will be removed by Future Seller before Closing and are not part of this transaction.

Future Seller and Future Buyer hereby agree that transfer of the Property will take place no later than 15 (fifteen) calendar days following to the expiration of the Due Diligence Period (the “Closing Date”), through the execution of the Purchase and Sale Agreement, same which will fundamentally reflect the terms and conditions of this Contract and the standard terms and conditions applicable to this type of transactions as agreed by the parties.

Since Future Buyer will be performing its own exhaustive investigation during the Due Diligence Period, Future Buyer agrees to acquire the Property in its “as is, where is, and with all faults” current condition, status, and state of repair, except as otherwise provided in this Contract. The Future Buyer hereby waives any right, legal action or claim of any kind or nature to which it may be entitled to in connection with the condition, status and state of repair of the Property, including its structural and mechanical condition, and the existing utilities serving the Property (except as otherwise provided in this Contract).

Since the Future Buyer will be acquiring the Property “ad corpus”, the parties agree that the Future Buyer will bear any cost resulting from any difference between the actual physical area of the Property and the one stated in the Property’s deed of title, as well as any profit in the event that excess Land exists. The Future Buyer hereby waives any right, legal action or claim of any kind or nature to which it may be entitled to in connection with any such difference in the area of the Property, and the Future Seller hereby waives any right, legal action or claim of any kind or nature to which it may be entitled to in connection with any such excess in the area of the Property.

The transfer of the Property from the Future Seller to the Future Buyer shall occur on or before the expiration of the Term of Closing, subject to and upon satisfaction of the conditions provided herein. The transfer of the Property shall be effected through the execution of the Purchase and Sale Agreement before a Mexican Notary Public selected by the Future Buyer. The parties agree to timely deliver to the elected Notary Public all information and documents required for execution of the Purchase and Sale Agreement referred to herein. The possession of the Property will be delivered to the Future Buyer at Closing.

THIRD. The Future Seller represents and warrants to the Future Buyer, as of the date of execution of this Contract and as of Closing, the following:

(a)

Authority. Future Seller has the power and ability to transfer the Property to the Future Buyer, same power and authority which is unrestricted and uncompromised. Future Seller has full legal right, power and authority to execute and fully perform its obligations under this Contract and to convey the Property to the Future Buyer, without the need for any further action or permit, and pursuant to the execution of this Contract by Future Seller. The individual executing this

Contract and other documents required hereunder on behalf of Future Seller is the duly designated attorney-in-fact of Future Seller and is authorized to do so.

(b)	Title. Future Seller is the unrestricted owner, and except for the Lease, has legal and physical possession of the Property. In the Purchase and Sale Agreement, Future Seller shall covenant and agree to indemnify, protect, hold harmless and defend the Future Buyer from and against all defects in the title to the Property, including against any rights of third parties to possession.

(c)	No Encumbrances, Title Defects or Past-Due Taxes. To the best of its knowledge, the Property is free from any Restrictions, and there are no outstanding payments of federal, state or municipal taxes due. To the best of its knowledge, there are no charges of any type currently pending of payment in connection with the Property. The Property will be conveyed to Future Buyer with all existing easements to its property line for access, water, sewer, storm drainage, electricity, telephone service, natural gas and any other currently existing utilities. Future Seller hereby declares that it has paid all connection fees for all public utilities supply capacities described under section (f) of this Clause Third herein.

(d)	Zoning and Environmental Compliance with Laws. As evidenced by the use of land permit issued by the local Municipal Authorities, copy of which is attached hereto as Exhibit “G”, and by the Abandonment Site Certificate attached hereto as Exhibit “H”, the Property is zoned for industrial purposes and has complied with all applicable Environmental Laws.

(e)	No Pending Litigation. There is no litigation pending pursuant to which Future Seller has been served or has otherwise been given notice or become aware of its existence, and, there is no litigation threatened nor is there any pending or threatened governmental or administrative proceeding which might materially affect Future Seller’s title to the Property or ability to perform its obligations hereunder.

(f)	Public Utilities: All public utilities at the Property are up to date in their payment and are separately metered. Specifically, the Building has the following supplies:

1.	Electricity of 504 KVA

2.	Water of 0.763 liters per second.

The Future Seller will assign all the rights with respect to all public utilities of the Property to the Future Buyer at Closing. The Future Seller agrees to execute all the documents necessary to transfer such utilities rights and to render all reasonable assistance to the Future Buyer in order to expeditiously consummate the mentioned transfer after Closing. This obligation by Future Seller shall survive the Closing.

The Representations and Warranties given by Future Seller in this Clause shall survive the Closing and the issuance and delivery of the public deed transferring title of the Property to the Future Buyer.

Except for the foregoing warranties, Future Seller does not provide any warranty or representation with respect to the physical characteristics, use convenience or hidden defects in any construction, including without limitation, the environmental conditions of the Property.

Future Buyer shall rely solely upon its own due diligence investigation, tests, studies, and evaluations in acquiring the Property. The Future Buyer acknowledges and agrees that during the Due Diligence Period, it will have the opportunity to investigate all physical, environmental and financial aspects of the Property and to perform all inspections and investigations which the Future Buyer deems necessary or desirable to protect its interest in acquiring the Property. Thus, the Future Buyer waives to the rights established by article 2025 of Chihuahua’s Civil Code, and it will limit its options for the reduction of the Purchase Price as established by article 2027 of the Civil Code for the State of Chihuahua, declaring that it has not been offered any warrants or representation by the Future Seller in relation to the conditions of the Property. This waiver made by the Future Buyer is valid in accordance to articles 5, 2000, 2004, and 2041of Chihuahua’s Civil Code.

FOURTH. The Future Seller shall convey the Property for the consideration set forth in Clause Fifth hereof, and the Future Buyer shall purchase the Property, subject to all of the following conditions precedent (the Conditions Precedent”) which, must be met and accomplished by the end of the Due Diligence Period:

(a)	That the performance by Future Buyer’s Mexican counsel of a title search demonstrates that the Future Seller has fee simple marketable title to the Property, without any Restrictions whatsoever, and that the metes and bounds of the Property physically coincide with the description thereof contained in the document attached as Exhibit “A”.

(b)	That an environmental assessment study demonstrates that the Property is in compliance with all applicable Environmental Laws. The Future Seller covenants and agrees that if the Future Buyer deems it necessary to perform a Phase I and if necessary a Phase II Environmental Assessment Study, or any other study or test of the Property, the Future Buyer may carry out and perform such studies or tests until it is totally satisfied with the environmental condition of the Property. The Future Seller hereby covenants and agrees to provide its full cooperation to the Future Buyer for such purposes, including but not limited to providing to the Future Buyer and its technicians full access to the Property but subject to the provisions of Clause Eleventh of this Contract.

(c)	That an Engineering and Intended Use study ascertain that the Property is appropriate, currently free of any technical and engineering defects and is suitable and compatible with Future Buyer’s intended use. The Future Seller hereby covenants and agrees to provide its full cooperation to the Future Buyer for purposes of conducting the study referred to in this paragraph, including but not limited to providing to the Future Buyer and its engineers, full access to the Property but subject to the provisions of Clause Eleventh of this Contract.

(d)	That a feasibility letter issued by the Local Water Board states that such authority is able and willing to provide the Future Buyer with water supply at the Property of at least 1200 cubic liters per month.

(e)	That a feasibility letter issued by the Federal Commission of Electricity states that such authority is able and willing to provide the Future Buyer with electricity supply at the Property of at least 1000 KVAs.

The parties hereto agree that the studies and authorizations mentioned in paragraphs (a) through (e) above will be performed and obtained by Future Buyer at its sole cost and expense.

The Future Buyer agrees to inform the Future Seller in writing before the expiration of the Due Diligence Period, if the studies mentioned above do not meet the conditions required above, or if it has found any Restrictions or other technical or legal deficiencies that are not acceptable to the Future Buyer and that would prevent it from finalizing its acquisition of the Property. In this case the Future Buyer, upon written notice to Future Seller may elect at its sole discretion to:

(i)	Choose not to proceed with the Closing, and in this case, this Contract will be terminated without any further obligation by the Future Buyer.

(ii)	Extend with the agreement of the Future Seller, the Term of Closing, in order to allow the Future Seller to cure these deficiencies or remove the Restrictions and thereafter acquire the Property.

(iii)	Waive compliance with one or more of any such Conditions Precedent (other than those which by their nature are legal prerequisites to the execution of the Purchase and Sale Agreement) and continue with the acquisition of the Property notwithstanding the Restrictions, the unfulfilled Conditions Precedent or the legal or technical deficiencies.

The election made by the Future Buyer shall be contained or proposed in the written notice served upon the Future Seller. In the event Future Buyer does not provide Future Seller with this written notice within 5 (five) calendar days after the expiration of the Due Diligence Period, it shall be deemed that all of the above Conditions Precedent have been met and that Future Buyer thereafter confirms to Future Seller its intention to pursue with the execution of the Purchase and Sale Agreement at Closing.

In addition to the foregoing, the following conditions shall be complied by Future Seller on or before the end of the Due Diligence Period:

(a)	Delivery of a certified copy of the receipt of payment of property taxes of the Property, for the calendar month corresponding to the month Closing takes place.

(b)	Vacation of the Property by any party currently located thereat, if any.

(c)	Future Seller’s representations and warranties set forth in Clause Third hereof shall be accurate and complete as of the Closing Date.

(d)	Site Abandonment Authorization issued by the Mexican Environmental Authorities, stating that there are no Hazardous Materials or other environmental contingencies on the Property which contravene the Environmental Laws.

(e)	An Estoppel A certificate in the format of the document attached hereto and made a part hereof as Exhibit “J”, through which Philips as the current lessee of the Property certifies that all covenants and obligations of the Future Seller as per the Lease Agreement have been properly fulfilled on a timely basis and that there are no pending amounts owed by Future Seller to such Lessee.

Future Seller agrees to deliver to Future Buyer, within five (5) days after execution of this Contract, complete copies of the following items that it may have in its possession relating to the Property:

(1) All surveys, soils reports, engineering reports, hazardous materials reports, environmental studies or assessments, site plans, improvement plans and specifications, feasibility studies and other similar materials which are in Future Seller’s possession or under its control, so long as they are material.

(2) Grading plans, subdivision maps, zoning and development permits and public utility contracts, as well as all existing governmental permits, approvals and entitlements which are in Seller’s possession or under its control, so long as they are material

Notwithstanding the foregoing, the parties agree that after expiration of the Due Diligence Period, Future Buyer shall not raise any additional objections or issues with respect to the Property nor request Future Seller any additional documentation that according to Future Buyer may be required to complete its due diligence, except for issues related to the Conditions Precedent established in Clause Fourth herein.

FIFTH. The consideration that the Future Buyer covenants and agrees to pay to the Future Seller for the transfer of the Property, free from any Restrictions, will be the amount of US$1,700,000 dollars legal currency of the United States of America (hereinafter referred to as the “Purchase Price”), plus the applicable value added tax corresponding to the Building. The parties agree that the Purchase Price will be allocated with construction and land values pursuant to the corresponding appraisal, in order to determine the actual Value Added Tax to be paid by Future Buyer. The Purchase Price shall be paid by Future Buyer to Future Seller on the Closing Date upon the execution of the Purchase and Sale Agreement.

Upon execution of this Contract, the Future Buyer shall deliver the Deposit to the Escrow Agent. This Deposit will be held in escrow by the Escrow Agent and will be credited to the Purchase Price at Closing. The payment of any fee derived from the execution of the escrow agreement and the Deposit to be escrowed, shall be borne by Future Buyer. Future Seller shall not be compelled to provide any documentation or comply with any of its obligations required herein until Future Buyer has delivered the Deposit with the Escrow Agent. In the event Future Buyer does not provide the Deposit to the Escrow Agent within 5 (five) calendar days following to the execution of this Contract, Future Seller may terminate this Contract without any responsibility whatsoever.

In the event that this Contract is terminated and the acquisition of the Property is not consummated for causes attributable to Future Seller, or if the Future Buyer decides not to purchase the Property due to the finding of any Restrictions, deficiencies or the Conditions Precedent have not been met, then the escrow agreement shall provide that the Escrow Agent shall return the Deposit to the Future Buyer in its full amount within 5 calendar days of the notice mentioned in Clause Fourth herein.

In the event the parties execute the Purchase and Sale Agreement, the Deposit shall be applied towards the

Purchase Price of the Property and the rest of the Purchase Price, the amount of US$ 1,685,000 dollars legal currency of the United States of America, plus the Value Added Tax corresponding to the Building, shall be paid by wire transfer or cashier’s check by Future Buyer to Future Seller at Closing.

SIXTH The Future Seller represents and warrants to the Future Buyer that no broker or finders have been employed by it or are entitled to a commission or compensation in connection with this transaction, other than CB Richard Ellis El Paso/Juarez. The Future Seller has engaged CB Richard Ellis El Paso/Juarez as broker for this transaction. The Future Seller shall pay the broker upon Closing a five per cent (5%) brokerage commission as the broker may be entitled thereto pursuant a separate agreement between the Future Seller and the Broker. The Future Seller shall indemnify and hold the Future Buyer harmless for any claims, costs, damages, or liabilities (including attorney’s fees and court costs) arising from any breach of the representation and agreement made by the Future Seller with respect to the payment of any brokerage commissions or finders fees. The Future Buyer has not engaged any broker or finder in respect of this transaction.

SEVENTH. Notwithstanding the environmental studies referred herein, Future Buyer acknowledges that Future Seller has made no representation or warranty of any kind with respect to the environmental conditions of the Property.

EIGHTH. All the appraisals, notarial fees and recording rights, taxes and related expenses to the execution and registration of the public deed containing the Purchase and Sale Agreement shall be paid by the Future Buyer, and the Future Seller will only be obligated to pay the income tax corresponding to the sale of the Property, and the fees of its counsel.

All property taxes, utilities and other charges shall be prorated as of the date of Closing, on the basis of a 365 day year, as of 12:01 am on the date of Closing. If the taxes, assessments or other prorations are not known at the time of Closing, they shall be estimated based upon amounts for the previous year. All the amounts owed by either party hereto to the other with respect to such items shall be readjusted a soon as the amounts of such taxes, assessments or other amounts are known, and thereafter, but in any event within 30 calendar days of the Closing. In addition to the above, each party will pay for the fees, expenses and costs that they may need to pay to their own, accounting, legal, environmental, engineering or any other advisors that are required for the execution of this Contract or of the Purchase and Sale Agreement.

NINTH. Whenever it shall be necessary or desirable for either of the parties to serve any notice upon the other party pursuant to the provisions of this Contract, such notice shall be in writing and be either served personally or sent by registered or certified mail, return receipt requested to the addresses set forth herein until otherwise directed in writing by the party that wishes to change its address:

Future Seller:

Before Closing Date:

TODENKO MEXICO S A.DE C.V.

Calle Tomás Becket No. 2220
Parque Ind. Fernández C.P. 32649
Cd. Juárez, Chih., Méx.

After Closing Date:	MOLINA Y ASOCIADOS CONTADORES PUBLICOS, S.C.

Boulevard Tomas Fernandez 8255-7C
Centro de Negocios Campestre Senecu
Fracc. Los Parques
C.P. 32440
Ciudad Juarez, Chih

With a copy to:	BAKER & MCKENZIE ABOGADOS, S.C.

Paseo Triunfo de la República 3304 Piso 2
Col. Partido Escobedo
Ciudad Juarez, Chihuahua
Attn: Benjamín Torres

Future Buyer	KEY TRONIC JUAREZ S.A DE C.V

Av. Calle Magneto 7824
Parque Industrial Gema
Ciudad Juárez, Chihuahua
Attn: Mr. Efrén Pérez

With a copy to:	KEY TRONIC CORPORATION

4424 N. Sullivan Road
Spokane, WA 99216
Attn: Kathleen L. Nemeth

TOULET, GOTTFRIED, DAVILA Y MARTINEZ

Boulevard Tomas Fernandez 7939-209
Edificio “B”
Ciudad Juárez, Chihuahua 32460
Attn: Alejandro Toulet

TENTH. For everything related with the interpretation and/or fulfillment of this Contract, the parties expressly submit themselves to the provisions of the Civil Code for the State of Chihuahua and to the competent courts in Ciudad Juarez, Chihuahua, thus expressly waiving any other jurisdiction to which they may be entitled to by reason of their present or future domiciles or due to any other reason whatsoever.

ELEVENTH. Future Buyer and its agents, engineers, consultants and representatives shall be given the right of full and complete access to the section of the Property which is not subject to the Lease, to conduct engineering, survey, soil, water, environmental and other inspections and physical tests at the Property. Furthermore, Future Seller shall make its best effort and agrees to cooperate and coordinate with Future Buyer in order to allow Future Buyer and its agents, engineers, consultants and representatives to have access to the portion of the Property subject to the Lease with Philips (the “Occupied Space”), provided however, the execution of this Contract shall not be construed as an affirmative consent from Philips and/or Future Seller to allow Future Buyer to enter into the Occupied Space. Both parties agree that this Contract will be terminated and all amounts deposited in escrow plus the interest generated thereby delivered to the Future Buyer if the Future Buyer does not have access to perform its due diligence review in the Occupied Space, after October 22, 2006, 5 calendar days after Future Seller receives written notice from Future Buyer to the effect that it has not been granted access to the Occupied Space in a manner that allows the performance of a thorough and complete due diligence investigation. Both parties agree that the Future Buyer shall have access to the Occupied Space after October 22, 2006, which is the date in which the current lessee thereof has agreed to vacate same.

In any event, Future Buyer hereby agrees that access to the Property, (including the Occupied Space if such access is accepted by Philips), shall be (i) during normal business hours, (ii) reasonable in its frequency and duration, and (iii) shall not interfere with or interrupt the normal business operations of Future Seller and/or Philips. All agents, visitors, employees, engineers, consultants, representatives, or workers of Future Buyer entering the Property (and the Occupied Space if such access is accepted by Philips) shall abide by the rules and safety procedures determined by Future Seller, and/or Philips.

TWELFTH. Future Buyer agrees to keep the tests and investigation results obtained in its Due Diligence and the terms of this transaction as confidential. Future Buyer hereby agrees that it shall not disclose or communicate the Due Diligence and investigation on the Property to any person, firm, governmental agency or third party and that its employees, officers or agents necessary to conduct the Due Diligence and investigation shall utilize such results only for the purpose of completing the Due Diligence task. This obligation shall survive the Sales Contract.

THIRTEENTH. In the event of a breach by Future Buyer, Future Seller may, as its sole and exclusive remedy, terminate this Contract, which termination shall be effective immediately upon notice to Future Buyer and Escrow Agent. In the event of any termination under this Section, Future Seller shall retain as liquidated damages the Deposit together with all earnings thereon, and neither party shall have further obligation or liability to the other in connection with the escrow agreement or under this Contract. It is understood that the Deposit represents a reasonable and good faith estimate of Future Seller’s damages in the event of a default by Future Buyer. The parties agree that if Future Buyer confirms in writing its intention to pursue with the transaction after the expiration of the Due Diligence Period and all the Conditions Precedent are met at the Closing Date, Future Buyer’s failure to enter into the Purchase and Sale Agreement in accordance with the foregoing, shall be deemed as a breach of this Contract.

FOURTEENTH. Future Buyer shall prepare the first draft of the Purchase and Sale Agreement and provide it to Future Seller within 20 (twenty) calendar days as of the execution hereof. The term of this Contract shall not exceed of 15 (fifteen) calendar days after the end of the Due Diligence Period, unless extended in writing by the parties, or as required for Future Seller to comply with the delivery of documents or taking of actions related to the Conditions Precedent. The parties will execute this Contract both in the English and Spanish languages. The English version is executed on the date mentioned below and the parties agree that the Spanish version will be executed no later than October 16, 2006. The Spanish version shall be provided by Future Buyer to Future Seller’s review and approval no later than October 9, 2006. In the event of any discrepancies between the two texts, the Spanish version shall prevail.

Having read this Contract, the parties sign it the Ciudad Juarez, Chihuahua on October 9th of 2006.

“FUTURE “BUYER”		“FUTURE SELLER”

KEYTRONIC JUAREZ S.A. DE C.V		TODENKO MEXICO S.A. DE C.V

By:	/S/ Efren Perez	By:	/S/ Hironobu Yagawa
	Efrén Pérez		Hironobu Yagawa
	Director General		General Attorney in fact